Exhibit 99.12(a)(4)

Exhibit 12(a)(4)

I.                                         PROXY VOTING AND CORPORATE ACTIONS POLICY AND PROCEDURES

A.                                    General

This policy is designed to ensure that the Fund fulfills its obligations and complies with the requirements under the Investment Company Act, the Securities Act and the Exchange Act with respect to proxy voting, disclosure, and recordkeeping.  This policy is also designed to ensure that all corporate actions are voted in the best interest of the Fund, to provide disclosure of the Fund’s corporate action voting record and to ensure that certain documentation is retained.

Pursuant to delegation by the Fund, the Adviser has authority to make proxy and corporate action decisions on behalf of the Fund.  The Adviser’s objective is to ensure that its proxy voting and corporate action activities on behalf of the Fund are conducted in a manner consistent, under all circumstances, with the best interest of the Fund.

B.                                    Proxy Voting Policies

It is the policy of the Adviser to vote proxies in accordance with the following guidelines (to the extent each is applicable):

Proxy Proposal Issue	Adviser’s Voting Policy
Routine Election of Directors	For
Issuance of Authorized Common Stock	For
Stock Repurchase Plans	For
Reincorporation	For
Director Indemnification	For
Require Shareholder approval to issue Preferred Stock	For
Require Shareholder approval to issue Golden Parachutes	For
Require Shareholder approval of Poison Pill	For
Shareholders’ Right to Call Special Meetings	For
Shareholders’ Right to Act by Written Consent	For
Shareholder Ability to Remove Directors With or Without Cause	For
Shareholders Electing Directors to Fill Board Vacancies	For
Majority of Independent Directors	For

Proxy Proposal Issue	Adviser’s Voting Policy
Board Committee Membership exclusively of Independent Directors	For
401(k) Savings Plans for Employees	For
Anti-greenmail Charter or By-laws Amendments	For
Corporate Name Change	For
Ratification of Auditors	For
Supermajority Vote Requirement	Against
Blank Check Preferred	Against
Dual Classes of Stock	Against
Staggered or Classified Boards	Against
Fair Price Requirements	Against
Limited Terms for Directors	Against
Require Director Stock Ownership	Against
Accept Plan of Reorganization	Case by Case
Reprice Management Options	Case by Case
Adopt/Amend Stock Option Plan	Case by Case
Adopt/Amend Employee Stock Purchase Plan	Case by Case
Approve Merger/Acquisitions	Case by Case
Spin-offs	Case by Case
Corporate Restructurings	Case by Case
Asset Sales	Case by Case
Liquidations	Case by Case
Adopt Poison Pill	Case by Case
Golden Parachutes	Case by Case
Executive/Director Compensation	Case by Case

Proxy Proposal Issue	Adviser’s Voting Policy
Social Issues	Case by Case
Contested Election of Directors	Case by Case
Stock Based compensation for Directors	Case by Case
Increase authorized shares	Case by Case
Tender Offers	Case by Case
Exchange Offers	Case by Case
Preemptive Rights	Case by Case
Debt Restructuring	Case by Case
Loan Waivers and Consents	Case by Case

C.                                    Proxy and Corporate Action Voting Procedures

The Adviser will have the responsibility of voting proxies and corporate actions that it receives on behalf of the Fund.  Proxy proposals received by the Adviser and designated above in the proxy voting policies as “For” or “Against” will be voted by the Adviser in accordance with the proxy voting policies.  Proxy proposals received by the Adviser and designated above in the proxy voting policies as “Case by Case” (or not addressed in the proxy voting policies) and all corporate actions will be reviewed by the Adviser, and voted in the best interests of the Fund.  In accordance with Rule 204-2 of the Advisers Act, with respect to “Case by Case” issues, the Adviser will document the basis for the Adviser’s voting decisions with the assistance of the analyst who is in charge of the issuer.

Notwithstanding the foregoing, the Adviser may vote a proxy contrary to the proxy voting guidelines if the Adviser with the assistance of the analyst who is in charge of the issuer determines that such action is in the best interest of the Fund.  In the event that the Adviser votes contrary to the proxy voting guidelines, the Adviser with the assistance of the analyst who is in charge of the issuer will document the basis for the Adviser’s contrary voting decision.

In addition, the Adviser may choose not to vote proxies or corporate actions in certain situations, such as (i) where the Fund has informed the Adviser that it wishes to retain the right to vote the proxy or corporate action, (ii) where the Adviser deems the cost of voting would exceed any anticipated benefit to the Fund or (iii) where a proxy or corporate action is received by the Adviser for a security it no longer manages on behalf of the Fund.  The Adviser with the assistance of the analyst who is in charge of the issuer will document the basis for the Adviser’s decision not to vote.

The Adviser has developed procedures for handling the receipt and voting of Fund proxies and corporate actions.

D.                                    Conflicts of Interest

The Adviser may occasionally be subject to conflicts of interest in the voting of proxies due to business or personal relationships it maintains with persons having an interest in the outcome of certain votes.  The Adviser, its affiliates and/or its employees may also occasionally have business or personal relationships with the proponents of proxy proposals, participants in proxy contests, corporate directors and officers or candidates for directorships.

If at any time, the Adviser becomes aware of an actual conflict of interest relating to a particular proxy proposal, the Adviser will notify the Fund’s Board and will handle the proposal as follows:

•                                          If the proposal is designated in proxy voting policies above as “For” or “Against,” the proposal will be voted by the Adviser in accordance with the proxy voting policies; or

•                                          If the proposal is designated in the proxy voting policies above as “Case by Case” (or not addressed in the proxy voting policies) or is a corporate action, the Adviser will notify the Fund of such conflict and will vote on behalf of the Fund in accordance with the Fund’s instructions.  The Board may designate a committee of the Board to vote such proxy or corporate action proposals.

E.                                      Proxy and Corporate Action Voting Records

In accordance with Rule 204-2, the Adviser will maintain the following records in connection with the Adviser’s proxy voting policies and procedures:

•                                          a copy of the proxy voting policies and procedures;

•                                          a copy of all proxy statements received regarding Fund’s securities;

•                                          a record of each vote the Adviser cast on behalf of the Fund;

•                                          records of Fund shareholder requests for proxy voting information, including a copy of each written request for information on how the Adviser voted proxies on behalf of the Fund, and a copy of any written response by the Adviser to any Fund shareholder request for information on how the Adviser voted proxies on behalf of the Fund; and

•                                          any documentation prepared by the Adviser that was material to making a decision on how to vote, or that memorialized the basis for the voting decision.

The Adviser will also maintain similar records in connection with corporate actions.

The foregoing records will be maintained and preserved for a total of seven (7) years, the first two (2) years in the Adviser’s office.

F.                                      Changes to the Proxy Voting Rules

Changes may be made by the Adviser to the proxy rules as long as such changes are not expected to materially adversely affect the Fund.  Upon a material change, the Fund will be made aware of such material change to the proxy rules and the reasons for the change.

G.                                    Disclosure

The Adviser will provide all the information necessary for the Fund to make the required disclosures regarding proxy voting in its Statement of Additional Information, as well as on SEC Forms N-CSR and N-PX.  In addition, information regarding how the Fund’s proxies and corporate actions were voted by the Adviser will be provided to Fund shareholders upon their written request.

Section XI Proxy Voting Policy and Procedures

Adopted: December 9, 2010

Revised/Reviewed: November 28, 2011